Exhibit 99.1

COMBIMATRIX ANNOUNCES $4.9 MILLION

REGISTERED DIRECT OFFERING

Agreement Executed for the Sale of Common and Convertible Preferred Stock and Warrants

IRVINE, California, February 13, 2015 (GLOBE NEWSWIRE) — CombiMatrix Corporation (NASDAQ: CBMX), a  molecular diagnostics company specializing in DNA-based testing services for developmental disorders and cancer diagnostics, announced today that it has entered into an agreement to issue securities in a registered direct offering to accredited institutional pre-existing investors that will result in gross proceeds to the Company totaling $4.9 million.

The Company entered into a definitive purchase agreement with such investors pursuant to which the Company has agreed to sell up to 1,542,000 shares of common stock at a negotiated price of $1.75 per share and up to 2,201.50 units consisting of Series E convertible preferred stock and warrants.  Each unit consists of one share of Series E convertible preferred stock and a warrant to purchase approximately 317.965 shares of common stock, at an exercise price of $1.97 per share. Each unit will be sold at a negotiated price of $1,000. In total, the Series E preferred is convertible into up to 1,258,000 shares of common stock and the warrants are exercisable for up to 700,000 shares of common stock.

The warrants are not exercisable for six months following their issue date and will expire on the fifth anniversary of the date the warrants become exercisable.   The Series E preferred stock is convertible at $1.75 per share (subject to price anti-dilution protection) and accrues an annual dividend of 6 percent beginning six months after closing.  The closing of the offering is expected to take place on or prior to February 20, 2015, subject to the satisfaction of customary closing conditions.  The estimated net proceeds to the Company from the offering, after deducting estimated offering expenses payable by us, are expected to be approximately $4.75 million, to be used for general corporate purposes.

A shelf registration statement (File No. 333-198848) relating to the shares of common stock, preferred stock and warrants issued in the registered direct offering (and the shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants) has been filed with and declared effective by the Securities and Exchange Commission (the “SEC”).  A prospectus supplement relating to the registered direct offering will be filed by the Company with the SEC.  Copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at http://www.sec.gov or from CombiMatrix Corporation, 300 Goddard, Suite 100, Irvine California 92618, Attention: Investor Relations.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company in the registered direct offering.  There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  Any registered direct offering will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

Substantially concurrently with the registered direct offering, the Company entered into a separate definitive purchase agreement in a private placement with accredited institutional pre-existing investors pursuant to which the Company has agreed to sell warrants to purchase up to 1,540,000 shares of common stock.  The private placement warrants will be sold for an aggregate negotiated purchase price of $1,000.  The closing of the private placement is expected to take place on or prior to February 20, 2015, subject to the satisfaction of customary closing conditions.  The private placement warrants will not be issued unless and until the Company’s stockholders approve amending the Company’s Certificate of Incorporation to increase the Company’s authorized common stock in an amount sufficient to permit the issuance of the common stock issuable upon exercise of the private placement warrants.

When issued, the private placement warrants will have an exercise price of $2.167 per share, will not be exercisable for six months following the date of the private placement purchase agreement and will expire on the fifth anniversary of the date such warrants become exercisable.  In connection with the purchase of the private placement warrants, the Company has agreed to modify previously issued and outstanding warrants held by the private placement investors that were issued on October 1, 2012, March 20, 2013, May 6, 2013 and June 28, 2013, to (i) reduce the exercise prices thereunder to $1.97 and (ii) prohibit the exercise of such modified warrants for a period of six months after the date of the modification.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described above, nor shall there be any sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.  The private placement warrants have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations, speak only as of the date hereof and are subject to change.  All statements, other than statements of historical fact included in this press release, are forward-looking statements.  Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, the amount and use of proceeds we expect to receive from the offerings, the closing of the offerings, and the conversion of the preferred stock and the exercise of the warrants. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate, and involve factors that may cause actual results to differ materially and adversely from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Media Contact:
Mark McDonough	David Schull or Lena Evans
President & CEO, CombiMatrix Corporation	Russo Partners LLC
(949) 753-0624	(212) 845-4271
(212) 845-4262
david.schull@russopartnersllc.com
Investor Contact:	lena.evans@russopartnersllc.com
Robert Flamm, Ph.D.	robert.flamm@russopartnersllc.com
Russo Partners, LLC
(212) 845-4226